Exhibit 4.4

Execution Version

WATFORD HOLDINGS LTD.

PREFERENCE SHAREHOLDERS’ AGREEMENT

March 31, 2014

Section 1.	Certain Definitions	1
Section 2.	Corporate Governance	4
2.01	Subsidiary Governance	4
2.02	Bye-Law Provisions	4
Section 3.	Transfers of Securities	5
3.01	Restrictions on Transfer	5
3.02	Other Restrictions on Transfers	7
3.03	Legend	8
Section 4.	Additional Liquidity Rights	8
4.01	Additional Liquidity Rights	8
Section 5.	Periodic Information Reporting Requirements	9
5.01	Quarterly Financial Statements	9
5.02	Annual Financial Statements	9
5.03	Additional Information	9
5.04	Confidentiality	9
Section 6.	Certain Sale and Other Requirements	10
6.01	Recapitalization	10
6.02	Certain Restrictions	10
6.03	Regulatory Repurchase	10
Section 7.	Tax Matters	12
7.01	Cooperation	12
Section 8.	Representations and Warranties	12
8.01	Authority; Enforceability	12
8.02	No Breach	13
8.03	Consents	13
8.04	Investment Representations	13
Section 9.	Miscellaneous	13
9.01	Compliance with Bermuda law	13
9.02	Amendments and Waivers	13
9.03	Entire Agreement	14
9.04	Term and Termination	14
9.05	Notices	14
9.06	Successors and Assigns; Assignment	15

9.07	Specific Performance	15
9.08	Submission to Jurisdiction; No Jury Trial	15
9.09	Counterparts	16
9.10	Governing Law	16
9.11	Headings	16
9.12	Construction	16
9.13	Severability	17
9.14	Multiple Closings; Future Capital Raises	17

This PREFERENCE SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of March 31, 2014, by and among, Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”), and the shareholders of the Preference Shares of the Company who have acquired Preference Shares on or prior to the Closing Date in connection with the offering of Preference Shares contemplated by the PPM (the “Existing Shareholders”). The Existing Shareholders and any other shareholder of the Company who agrees in writing to become bound by this Agreement, and each of their respective successors and permitted assignees, are collectively referred to herein as the “Shareholders” and each individually as a “Shareholder.”

Section 1.                Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants.

“Affiliate Transfer” means (i) in the case of a Shareholder that is not a natural person, a Transfer of Preference Shares from a Shareholder to an Affiliate of such Shareholder, provided that the transferee agrees to remain an Affiliate of the transferor so long as it holds such Preference Shares or (ii) a Transfer of Preference Shares from a Shareholder who is a natural person to (a) any executor, administrator or testamentary trustee of such Shareholder’s estate if such Shareholder dies, (b) any transferee receiving Preference Shares of such Shareholder by will, intestacy laws or the laws of descent or survivorship, (c) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Shareholder or one or more lineal descendents, siblings or parents of such Shareholder or one or more lineal descendents of any siblings of such Shareholder or (d) any corporation, partnership or other entity of which such Shareholder owns directly the majority of the outstanding equity securities or other ownership interests or of which such Shareholder is otherwise entitled to appoint a majority of the board of directors or other managing body. “Affiliate Transferee” shall have the corresponding meaning.

“Agreement” has the meaning set forth in the preamble.

“Arch Underwriters” means Arch Underwriters Ltd., in its capacity as the reinsurance portfolio manager of Watford Re.

“Arch Underwriters Restricted Party” means any Person that is an insurance or reinsurance competitor of Arch Underwriters or any of its Affiliates, as determined by Arch Underwriters acting reasonably in good faith.

“Assignee” has the meaning set forth in Section 3.01(j).

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, New York or Bermuda are authorized or obliged to close.

“Bye-Laws” means the Bye-Laws of the Company, as may be amended from time to time.

“Closing Date” means the date of the final closing in respect of the private placement of Preference Shares described in the PPM.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Common Shareholders Agreement” means that certain Shareholders Agreement, dated March 25, 2014, as amended from time to time, among the Company and the holders of the Common Shares.

“Common Shares” means the Common Shares of the Company, with an initial par value of $0.01 per share.

“Companies Act” means the Bermuda Companies Act 1981, as amended.

“Company” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 3.02(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Existing Shareholders” has the meaning set forth in the preamble.

“FATCA” has the meaning set forth in Section 7.01(c).

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Investment Manager” means Highbridge Principal Strategies LLC, in its capacity as the investment manager of the Company and Watford Re.

“Investment Manager Restricted Party” means any Person that is an “asset management” competitor of the Investment Manager or any of its Affiliates, as determined by the Investment Manager acting reasonably in good faith.

“IPO” means the initial registered public offering of the Preference Shares in the United States or a listing of the Preference Shares on a United States national securities exchange.

“J.P. Morgan” has the meaning set forth in Section 9.05(b).

“Offer Notice” has the meaning set forth in Section 3.02(a).

“Officer” means an officer of the Company from time to time during the term of this Agreement.

“Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.

“PPM” means the Company’s Confidential Private Placement Memorandum, dated January 2014, related to the Company’s offering of Common Shares and Preference Shares, as supplemented by the Supplement to Confidential Private Placement Memorandum dated March 14, 2014.

“Preference Shares” means the Preference Shares of the Company, with an initial par value of $0.01 per share, and includes a fraction of a Preference Share.

“Proposed Transferee” has the meaning set forth in Section 3.02(a).

“Qualified Transaction” means (i) an IPO or (ii) a Sale Transaction.

“Restricted Party” means an Investment Manager Restricted Party or an Arch Underwriters Restricted Party.

“Sale Price” has the meaning set forth in Section 3.02(a).

“Sale Transaction” means a sale of all or substantially all of the equity or assets of the Company or Watford Re.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Shareholders” has the meaning set forth in the preamble.

“Subscription Agreement” means the subscription agreement, including the subscriber information form completed in connection therewith, executed by an Existing Shareholder and the Company in connection with the issuance of the Preference Shares to such Existing Shareholder.

“Transfer” means any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any security), assignment, pledge, hypothecation, mortgage, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other transfer of interest, in whole or in part, whether in a single transaction or a series of related transactions and whether voluntarily or involuntarily or by operation of law or at a judicial sale or otherwise.

“Transfer Securities” has the meaning set forth in Section 3.02(a).

“Transferring Shareholder” has the meaning set forth in Section 3.01(a).

“U.S. GAAP” means Unites States generally accepted accounting principles.

“Watford Re” means Watford Re Ltd., a Bermuda exempted company with limited liability and a wholly owned subsidiary of the Company.

“$” means the legal currency of the United States of America.

Section 2.                Corporate Governance.

2.01                                  Subsidiary Governance. The Company and each Shareholder agree that the Board of Directors of Watford Re at the date hereof shall be comprised of the individuals who are serving as directors on the Board in accordance with this Agreement, the Common Shareholders Agreement and the bye-laws of Watford Re. After the date hereof, any vacancies shall be filled in accordance with this Agreement, the Common Shareholders Agreement and, subject to the Common Shareholders Agreement and Section 2.02 hereof, the bye-laws of Watford Re.

2.02                                  Bye-Law Provisions. To the extent the Shareholders have the right to vote pursuant to the Bye-Laws or any applicable law, each Shareholder agrees to vote its Preference Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary to ensure that the Bye-Laws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. The Company agrees to vote its common shares in Watford Re and any other subsidiary of the Company, or execute proxies or written consents, as the case may be, and to take all other actions necessary to ensure that the bye-laws of Watford Re and any other subsidiary of the Company (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

Section 3.               Transfers of Securities.

3.01                                  Restrictions on Transfer.

(a)                Prior to the earlier to occur of the fifth (5th) anniversary of the date hereof and, if the Company consummates an IPO, the expiration of any lockup period with respect to the Preference Shares in connection therewith, no Shareholder shall Transfer all or any part of the Preference Shares owned by it without the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board, to any other Person. The Shareholders hereby acknowledge that, although it is in the sole discretion of the Board to give or withhold any such consent, the Company’s intent is that, before the third (3rd) anniversary of the date hereof, the Board will not approve any Transfer that is not an Affiliate Transfer.

(b)               Prior to the consummation of an IPO and the expiration of any lockup period with respect to the Preference Shares in connection therewith, no Transfer of Preference Shares shall be permitted unless (i) the Board determines in its sole discretion that such Transfer: (A) would not violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or the Preference Shares to be transferred; (B) has been approved, if necessary, by the Bermuda Monetary Authority; (C) would not result in the Preference Shares being held by 2,000 or more persons who are Accredited Investors or otherwise cause the Company to become subject to the reporting requirements under Section 12 of the Exchange Act; (D) would not cause the Company to become subject to registration as an investment company under the Investment Company Act; and (E) would not have any other material adverse legal, tax or regulatory effect on the Company; and (ii) the Shareholder that proposes to Transfer Preference Shares delivers, at the Board’s request, an opinion of counsel which, to the Board’s reasonable satisfaction, is knowledgeable in securities law matters to the effect that such Transfer may be effected without registration of such Preference Shares under the Securities Act.

(c)                [Reserved.]

(d)               The Board may condition any Transfer upon receipt of such information, representations, warranties, covenants and indemnities from the transferor and transferee as the Board may determine in its sole discretion.

(e)                If the Board in good faith concludes that any applicable conditions in Section 3.01(b) have been satisfied, then it shall not withhold its consent to (i) any Affiliate Transfer, or (ii) any other Transfer occurring after the fifth anniversary of the date hereof, if such Transfer involves at least 40,000 Preference Shares (or, if less, the transferor’s entire holding of Preference Shares).

(f)                In the event of any purported or attempted Transfer that does not comply with the provisions of this Agreement, the attempted Transfer shall be null and void ab initio and will confer no rights whatsoever on the purported transferee as against the Company or any other shareholder of the Company, including the Shareholders, and the Company shall not record such Transfer on its books or treat any purported transferee of such Preference Shares as the owner of such Preference Shares for any purpose.

(g)               Notwithstanding anything contained herein to the contrary, following an IPO of the Company, in addition to any lockup period required by the underwriters, the Board may impose Transfer restrictions on Preference Shares to ensure that no such Transfer would (i) cause the Company to become subject to registration as an investment company under the Investment Company Act or (ii) have any other material adverse legal, tax or regulatory effect on the Company.

(h)               Notwithstanding anything contained herein to the contrary, prior to the consummation of an IPO, any transferee of Preference Shares who is not a Shareholder (other than the Company) and has acquired such Preference Shares from a Shareholder shall upon the consummation of, and as a condition to, such Transfer execute and deliver to the Company a transfer agreement and an instrument substantially in the form attached hereto as Exhibit A (or a counterpart to this Agreement) pursuant to which such transferee agrees to be bound by the terms of this Agreement as a Shareholder, with such rights of the transferor that are assigned by the transferor in compliance with this Section 3.01.

(i)                 Expenses of Transfer. The transferring Shareholder agrees that it will pay all expenses, including attorneys’ fees and fees in connection with the evaluation of the transfer pursuant to this Section 3.01, incurred by the Company in connection with any attempted or realized Transfer of all or any portion of its interest, whether or not the Board consents to such Transfer. Such costs generally will include the amount of any transfer taxes due as a result of a Shareholder’s Transfer and the costs of accounting for such Transfers, including for applicable tax purposes.

(j)                 Indemnification by Transferor. In the event that the Company or any member of the Board becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Shareholder) in connection with any Transfer by a Shareholder of a Shareholder’s interest in the Company or the admission into the Company as a Shareholder of any purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient (each, an “Assignee”) of such transferring Shareholder’s interest in the Company, the Shareholder who has transferred all or any portion of its interest in the Company will periodically reimburse each of the Company and the members of the Board for each of their legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation. To the fullest extent permitted by law, the transferring Shareholder also will indemnify the Company and the members of the Board for any losses, claims, damages, or liabilities to which any of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Shareholder under this Section 3.01(j) shall be in addition to any liability that the transferring Shareholder may otherwise have, shall extend upon the same terms and conditions to the partners, employees, stockholders, members, managers, and controlling Persons of the Company, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the members of the Board and any such Persons. The obligations of a transferor under the foregoing provisions shall survive the Transfer of its interest or any termination of this Agreement.

(k)               Recognition of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any portion of the interest in the Company of a Shareholder unless (i) the provisions of Section 3.01 hereof shall have been complied with, and (ii) there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Company, executed and acknowledged by both the transferring Shareholder and the Assignee and such notice (A) contains the acceptance by the Assignee of all the terms and provisions of this Agreement and the Assignee’s agreement to be bound thereby, (B) represents that such Transfer was made in accordance with all applicable laws and regulations, and (C) contains a power of attorney authorizing the Company to execute this Agreement on behalf of the Assignee.

(l)                 The Board may delegate its responsibilities pursuant to this Section 3.01 to a committee of the Board and if the Board so delegates, all references to the “Board” in this Section 3.01 shall be deemed to refer to such committee.

3.02                                  Other Restrictions on Transfers.

(a)                If a Shareholder intends to Transfer any of its Preference Shares (such transferring Shareholder, the “Transferring Shareholder”), such Transferring Shareholder shall give written notice (an “Offer Notice”) to the Company stating the Transferring Shareholder’s bona fide intention to make such a Transfer, describing in reasonable detail the proposed Transfer, including the identity of the proposed transferee (the “Proposed Transferee”), the number of Preference Shares proposed to be Transferred pursuant to the offer (the “Transfer Securities”), and specifying the bona fide per share purchase price that the Proposed Transferee has agreed to pay for the Transfer Securities (the “Sale Price”), which Sale Price shall be payable in cash at the closing of the transaction.

(b)               Upon receipt of the Offer Notice, the Company shall have the exclusive option to purchase, upon delivery of a notice (the “Election Notice”) to the Transferring Shareholder within thirty (30) days of its receipt of the Offer Notice, all or any portion of the Transfer Securities. The Company shall deliver an Election Notice to the Transferring Shareholder of its election to purchase or not purchase any such Transfer Securities within such thirty (30) day period, together with the payment to the Transferring Shareholder of the Sale Price therefor (in the event that the Company so elects to purchase any Transfer Securities). If the Company elects to purchase the Transfer Securities, the Transfer of any Transfer Securities shall be consummated as soon as practicable after delivery of the Election Notice, but in no event later than fifteen (15) Business Days after the delivery of the Election Notice.

(c)                In the event that less than all of the Transfer Securities have been acquired by the Company, the Transferring Shareholder may, no later than 90 calendar days after the expiration of the applicable election period set forth in Section 3.02(b), Transfer the Transfer Securities not purchased by the Company to the Proposed Transferee at a price no less than the price per share specified in the Offer Notice and on other terms in the aggregate no more materially favorable to the Proposed Transferee than offered to the Company in the Offer Notice, provided that the Board has approved the Transfer to the Proposed Transferee in accordance with Section 3.01. It shall be a condition precedent to the consummation of any Transfer of Transfer Securities to a Person not a party to this Agreement that such Person agrees in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A (or a counterpart to this Agreement). Any Transfer Securities not Transferred to the Proposed Transferee within such 90-day period shall be re-offered (without obligation to purchase) to the Company under this Section 3 prior to any subsequent Transfer pursuant to the terms of this Section 3.

(d)               This Section 3.02 shall terminate upon consummation of an IPO.

3.03                                  Legend. In addition to any other legend that may be required, each certificate for Preference Shares, if any, issued to any Shareholder shall bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), UNDER APPLICABLE U.S. STATE SECURITIES LAWS OR UNDER THE LAWS OF ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO PERSONS WHO ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, (B) IF SUCH SALE, PLEDGE OR TRANSFER HAS RECEIVED THE CONSENT OF THE COMPANY’S BOARD OF DIRECTORS (OR A COMMITTEE THEREOF), (C) IN ACCORDANCE WITH APPLICABLE LAWS, AND (D) TO A TRANSFEREE WHO AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE COMPANY’S BYE-LAWS, THE CERTIFICATE OF DESIGNATION RELATING TO THE PREFERENCE SHARES AND A PREFERENCE SHAREHOLDERS’ AGREEMENT DATED MARCH 31, 2014 (AS MAY BE AMENDED FROM TIME TO TIME). A COPY OF SUCH BYE-LAWS, CERTIFICATE OF DESIGNATION AND PREFERENCE SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

If any Preference Shares are certificated and cease to be subject to any and all restrictions on Transfer set forth in the Bye-Laws or this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Preference Shares without reference in the above legend to the Bye-Laws or to this Agreement, as the case may be.

Section 4.                Additional Liquidity Rights.

4.01                                  Additional Liquidity Rights.

(a)                In the event that the Company has not, by the fifth (5th) anniversary of the date hereof, consummated an IPO, then, subject to compliance with the Companies Act, the Company will annually make a tender offer to purchase in the first quarter of each annual period, on a pro rata basis among all holders of Preference Shares, up to 20% of the then outstanding Preference Shares for a price equal to book value per Preference Share (as of the end of the fiscal quarter immediately preceding the commencement of the tender offer) until an IPO or a Sale Transaction is consummated. Notwithstanding the foregoing, the Company will not be required to make any such repurchases (x) if the Board determines that such repurchases will have a negative effect on any of the Company’s then outstanding ratings, (y) unless all necessary regulatory authorities have approved the repurchases (and the Company shall use commercially reasonable efforts to obtain any such approvals), and (z) unless the Board determines that after giving effect to the repurchases, the Company has sufficient capital to conduct its business.

(b)               If an initial registered public offering of the Common Shares in the United States or a listing of the Common Shares on a United States national securities exchange has not been consummated by the fifth (5th) anniversary of the date of the Common Shareholders Agreement, the Common Shareholders Agreement will obligate the Company, subject to compliance with the Companies Act, to annually make a tender offer to repurchase up to 20% of the then outstanding Common Shares for a price equal to book value per Common Share on substantially the same terms as set forth above with respect to the Preference Shares. In the event that the Board determines that less than 20% of the Preference Shares and Common Shares may be repurchased, any such reduced percentage of Preference Shares and Common Shares shall be repurchased on a pro rata basis.

Section 5.                Periodic Information Reporting Requirements.

5.01                                  Quarterly Financial Statements. The Company shall prepare condensed, consolidated financial statements for each of the first three fiscal quarters of each fiscal year in accordance with U.S. GAAP consistently applied. The Company shall provide such quarterly financial statements to each Shareholder not later than 45 days after the end of each fiscal quarter.

5.02                                  Annual Financial Statements. The Company shall prepare consolidated financial statements for each fiscal year in accordance with U.S. GAAP consistently applied and shall cause such financial statements to be audited. The Company shall provide such audited financial statements and the auditor’s report thereon to the Shareholders not later than 120 days after the end of each fiscal year.

5.03                                  Additional Information. If a Shareholder requests in writing information about the Company or its subsidiaries in addition to the financial statements made available pursuant to Sections 5.01 and 5.02 in order to, among other things, comply with disclosure requirements under laws and regulations applicable to such Shareholder or to meet the tax reporting requirements of such Shareholder, the Company shall use its commercially reasonable efforts to provide such additional information to such Shareholder as soon as practicable after such written request has been received; provided, however, that the Company shall not be required to provide any such additional information if the Company reasonably believes that the disclosure of such information could have a materially adverse effect on the financial condition, business or prospects of the Company on a consolidated basis or is of a confidential nature.

5.04                                  Confidentiality. Except as authorized in writing by the Company, each of the Shareholders shall not disclose any of the information provided to such Shareholder pursuant to this Section 5 to any Person that is not a director, officer, partner, member, trustee, employee, representative (including any accountant, attorney or other professional) or Affiliate of such Shareholder or a party to this Agreement, and each Shareholder shall use its commercially reasonable efforts to cause its directors, officers, partners, members, trustees, employees, representatives and Affiliates not to disclose such information to any Person that is not a party to this Agreement; provided, however, that such Shareholder shall not be prohibited from disclosing any such information if such information (w) becomes publicly available through no breach of this Agreement by the Shareholder or its directors, officers, partners, members, trustees, employees, representatives or Affiliates, (x) is required to be disclosed by law or the rules of a national securities exchange, (y) is required to be furnished to a governmental agency in connection with any legal or administrative proceeding or (z) the information is requested by a prospective transferee or purchaser of Preference Shares so long as such third party enters into a confidentiality agreement with the Company reasonably satisfactory to the Company. Notwithstanding the foregoing, prospective investors (and their agents) are authorized, without restriction of any kind, to disclose the tax treatment and tax structure of the transactions set forth or contemplated herein.

Section 6.                Certain Sale and Other Requirements.

6.01                                  Recapitalization. In anticipation of a Qualified Transaction, the Company shall be entitled to require all Shareholders to participate in any recapitalization or restructuring transaction in connection with which the Preference Shares are converted into new securities (which shall not be disproportionately adverse in any material respect to any Shareholder), whether in connection with a Qualified Transaction of a successor to the Company, any part of the Company, or otherwise; provided that the rights and obligations of the Shareholders shall apply (without any material change) with respect to any successor entity resulting from such recapitalization or restructuring transaction.

6.02                                  Certain Restrictions. Without the prior approval of the Board and the Investment Manager or Arch Underwriters (as applicable), until the earliest to occur of (i) the seventh anniversary of the date hereof, (ii) the consummation of an IPO and (iii) the date on which the Investment Manager is no longer serving as manager of the Company’s investments or Arch Underwriters is no longer serving as manager of the Company’s reinsurance portfolio, as applicable, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) sell, transfer or otherwise convey all or substantially all of the assets or capital stock of the Company or any of its subsidiaries to a Restricted Party or (ii) effect any transaction which results in a Restricted Party owning more than (or increasing its ownership percentage above) twenty percent (20%) of the outstanding Common Shares of the Company or any of its subsidiaries.

6.03                                  Regulatory Repurchase.

(a)                Each Shareholder acknowledges that (i) future dispositions and other changes in the business or assets of the Company or its subsidiaries or changes in the law could result in the Company potentially becoming an “investment company” as defined under the Investment Company Act and (ii) it may become necessary or advisable for the Company to take certain actions (A) in order for the Investment Manager to comply with the Bank Holding Company Act of 1956, as amended (the “BHCA”), the Dodd-Frank Wall Street Reform and

Consumer Protection Act or any other current or future laws, rules, regulations or legal requirements applicable to the Investment Manager or its affiliates (including JPMorgan Chase & Co. and its affiliates (“JPMorgan”)) or (B) to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan’s status as a bank holding company under the BHCA.

(b)               If the Board determines that the Company is or could become an “investment company” as defined under the Investment Company Act and that the Company will seek to qualify for the exemption from registration under Section 3(c)(7) of the Investment Company Act, then:

(i)                 the Company shall have the right to request from each Shareholder, and such Shareholder agrees to promptly provide to the Company, such additional information, representations, warranties as the Company in good faith requests in order to determine whether such Shareholder is a “qualified purchaser,” as defined in Section 2(a)(51)(A) of the Investment Company Act or a similar concept as a result of changes in the law; and

(ii)               if the Company determines that a Shareholder is not a “qualified purchaser” or lacks such other relevant status pursuant to a change in law, the Company shall have the right to repurchase all of the Preference Shares owned by such Shareholder at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

(c)                If the Board determines that it is necessary or advisable that a Shareholder cease to be a Shareholder in order to comply with the BHCA, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other current or future laws, rules, regulations or legal requirements applicable to JPMorgan or to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan’s status as a bank holding company under the BHCA, the Company shall have the right, subject to compliance with the Companies Act, to repurchase all of the Preference Shares owned by such Shareholder at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

(d)               Each Shareholder agrees to provide the Company any information that the Company may reasonably request or require in order to comply with applicable United States or non-United States laws, including tax laws, or to reduce any United States or non-United States tax that may be imposed on the Company or any investor in the Company’s securities. In addition, each Shareholder agrees to update such information if and when any such information is no longer true or correct and to provide any additional true and correct information required pursuant to any change in law, or the application or interpretation thereof. If a Shareholder does not provide (or appropriately update) any such true and correct information with respect to the Company, the Company may repurchase, subject to compliance with the Companies Act, such Shareholder’s entire interest at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

Section 7.                Tax Matters.

7.01                                  Cooperation.

(a)                Each Shareholder agrees to provide the Company whatever information is reasonably requested by the Company on an ongoing basis for purposes of monitoring “related person insurance income” as defined in the Code (and any other legitimate matter related to taxes) and monitoring compliance with the limitation on benefits provisions in the US/Bermuda tax treaty.

(b)               Each Shareholder further agrees that such Shareholder will, upon request of the Company, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement) and take any further action requested by the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company.

(c)                Without limiting the foregoing, each Shareholder further agrees that such Shareholder will, upon  request of the Company, provide identifying information as to themselves and, as applicable, their direct and indirect owners, and to certify such information in such form as may be reasonably requested by the Company to comply with Sections 1471-1474 of the Code (“FATCA”), any current or future regulations, treaties, laws or agreements thereunder or official interpretations thereof, any similar provision of law or, if applicable, any intergovernmental agreement entered into between the United States and Bermuda. Each Shareholder further agrees to cooperate with the Company in connection with any steps the Company may elect to take, in its reasonable discretion to ensure compliance with the foregoing, it being expressly understood and agreed that such steps may in the Company’s discretion include a forced sale and/or repurchase of any Shares held by a Shareholder who fails to provide such information.

Section 8.                Representations and Warranties.

8.01                                  Authority; Enforceability. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that such party has, as applicable, the legal capacity or power and authority, corporate or otherwise, to enter into this Agreement and to carry out each of its obligations hereunder as they may hereafter arise. Such party (in the case of parties that are not natural persons) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights general or by general equitable principles.

8.02                                  No Breach. Each of the parties hereto severally represents and warrants to each of the other parties hereto that neither the execution of this Agreement nor the performance by such party of its obligations hereunder does or will:

(a)                in the case of parties that are not natural persons, conflict with or violate its articles of incorporation, bylaws or other applicable organizational documents;

(b)               violate, conflict with or result in the termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment or constitute a default or any event of default, with or without notice, lapse of time, or both, under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

(c)                constitute a violation by such party of any law, ruling, writ, injunction, award, determination or decree of any arbitral body or court or any agency, commission, department or body of any local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

8.03                                  Consents. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.

8.04                                  Investment Representations. Each Shareholder, by executing this Agreement (or taking any other action by which such Shareholder is deemed to have executed this Agreement) or an amendment hereto, hereby confirms the representations and warranties made by such Shareholder hereunder and contained in the Subscription Agreement between the Company and such Shareholder.

Section 9.                Miscellaneous.

9.01                                  Compliance with Bermuda law. The Company shall have no obligation under the provisions of this Agreement unless and until all approvals required from the Bermuda Monetary Authority are received.

9.02                                  Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, unless the Company has obtained the written consent of the Shareholders representing a majority of the Preference Shares subject to this Agreement; provided, however, that the consent of the Shareholders shall not be required (i) to include as a party hereto any purchaser of Preference Shares pursuant to an additional closing as contemplated by Section 9.14, (ii) to include as a party hereto any purchaser of Preference Shares in connection with a Transfer of Preference Shares as contemplated by Section 3.01 and/or Section 3.02, and (iii) to include as a party hereto any purchaser of Preference Shares pursuant to a future private placement as contemplated by Section 9.14.

9.03                                  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated hereby, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.04                                  Term and Termination. This Agreement may be terminated at any time by an instrument in writing signed by the Company and Shareholders representing 66⅔% of the Preference Shares subject to this Agreement. This Agreement shall terminate automatically as to any Shareholder that Transfers all of its equity securities of the Company, except as provided in Section 3.01(j). Unless sooner terminated, this Agreement shall terminate ten (10) years after the closing of an IPO, unless, at any time within one (1) year prior to such date, all of the parties extend its duration for as many additional periods, each not to exceed ten (10) years, as they may desire.

9.05                                  Notices.

(a)                All notices and other communications provided for hereunder shall be made in writing by hand-delivery, first-class mail, telecopier, e-mail, or air courier guaranteeing overnight delivery:

(i)                 if by the Company to a Shareholder, then to the address set forth in such Shareholder’s Subscription Agreement or joinder in the form attached hereto as Exhibit A or to such address that such Shareholder may subsequently notify the Company in writing, or

(ii)               if by a Shareholder to the Company, as set forth below:

Watford Holdings Ltd.

P.O. Box HM 2069

Hamilton HM HX

Bermuda

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Gary D. Boss

Telecopier No.: (212) 878-8375

Telephone No.: (212) 878-8063

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) Business Days after being deposited in the United States mail, if being mailed by first class mail; two (2) Business Days after being delivered via a next-day air courier; when receipt is acknowledged by the recipient’s telecopier machine, if telecopied; and on the date sent by e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

(b)               Notwithstanding Section 9.05(a)(i) or anything else in this Agreement to the contrary, each Shareholder authorizes the Company to send all reports (including tax reporting information), notices and other communications (including but not limited to all Company reports, capital account statements, financial statements, periodic investor letters, account balances and distributions), that the Company would otherwise provide to such Shareholder pursuant to this Agreement, the Bye-Laws, the Certificate of Designation relating to the Preference Shares or applicable law to J.P. Morgan Securities LLC and/or its private banking and wealth management affiliates (collectively, “J.P. Morgan”) or another third party selected by the Company for further dissemination to such Shareholder by J.P. Morgan or such other third party. For the avoidance of doubt, the Shareholders acknowledge that J.P. Morgan is under no obligation to, and will not, receive and disseminate any such reports, notices and other communications to any such Shareholder following the consummation of an IPO unless otherwise agreed by the Company and J.P. Morgan.

9.06                                  Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No Shareholder may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company. The Company may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Company nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.07                                  Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.08                                  Submission to Jurisdiction; No Jury Trial.

(a)                Each party submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b)               THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all action that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

9.09                                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10                                  Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

9.11                                  Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.12                                  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity)

which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.13                                  Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this

Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

9.14                                  Multiple Closings; Future Capital Raises.

(a)                To the extent the Company conducts one or more additional closings in connection with the Company’s offering of Preference Shares, as contemplated by the PPM, the Company shall cause each purchaser of Preference Shares pursuant to any such additional closing to execute a Subscription Agreement with the Company, which provides, among other things, that by executing such Subscription Agreement such purchaser will be deemed to have executed this Agreement in all respects and, upon such additional closing, each such purchaser shall be deemed to be a party to this Agreement and an Existing Shareholder for purposes of this Agreement as of the date of such additional closing.

(b)               To the extent the Company conducts one or more future private placements of Preference Shares, the Company may cause each purchaser of Preference Shares pursuant to any such future private placement to execute a joinder substantially in the form attached hereto as Exhibit A and, upon the closing of such private placement and execution and delivery of such joinder, each such purchaser shall be deemed to be a party to this Agreement and a Shareholder, for purposes of this Agreement as of the date of such closing.

[REST OF PAGE DELIBERATELY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Watford Holdings Ltd.

By:	/s/ John Rathgeber
Name:
Title:

The purchasers of Preference Shares have each executed a Subscription Agreement with the Company, which provides, among other things, that by executing the Subscription Agreement such purchaser is deemed to have executed this Preference Shareholders’ Agreement in all respects.

Exhibit A

FORM OF JOINDER TO PREFERENCE SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Preference Shareholders’ Agreement dated as of March 31, 2014 (the “Shareholders’ Agreement”) among Watford Holdings Ltd. and certain other parties, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of, and shall be deemed to have made all of the representations and warranties of, a “Shareholder” thereunder as if it had executed the Shareholders’ Agreement (including, without limitation, that the representations and warranties contained in Section 8 of the Shareholders’ Agreement [and in [Section 4 and, if applicable, Section 5 or 6], of the Subscription Agreement dated [•], 2014, between the Company and [name of transferring shareholder]]1) and all of such representations and warranties are true and correct as of the date hereof as if such representations and warranties were made by the Joining Party. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

1 To be included in connection with transfers of Preference Shares.